UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

TEXAS (State or Other Jurisdiction of Incorporation)	333-106637 (Commission File Number)	16-1644353 (IRS Employer Identification Number)

200 Yorkland Blvd., Suite 710, Toronto, Ontario, M2J5C1, Canada (Address of Principal Executive Offices with Zip Code)

Registrant’s telephone number, including area code: (416) 496-9988

                                              Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01. Regulation FD Disclosure.

As used in this report, “Strategy International”, “we”, “us”, “our” or “the Registrant” refer to Strategy International Insurance Group, Inc., a Texas corporation.

On October 26, 2005, we issued the Press Release attached as Exhibit 99.2 hereto.

Section 8 — Other Events

Item 8.01. Other Events.

On October 25, 2005, Strategy International and its Barbados insurance subsidiary, Strategy Insurance Limited, or SIL, entered into a binding letter agreement (the “Letter Agreement”) with Grupo Lakas S.A., a Panamanian corporation (“Grupo Lakas”), pursuant to which Grupo Lakas agreed to make an investment, through its wholly-owned Barbados subsidiary (the “Investor”), in shares of preferred stock (“Preferred Stock”) of our subsidiary, Strategy Holding Company Limited (“Strategy Holding”), having a value of U.S.$700 million (the “Investment”). The Letter Agreement provides that the Preferred Stock of Strategy Holding will pay (i) a dividend at an annual rate of 0.0343% (that is, U.S.$24 million) per annum, which will accrue and be payable on the last day of June and December in each year, commencing on June 30, 2006; as well as (ii) an additional dividend equal to 12% of the gross premium written by SIL, above $U.S.200 million, provided that such additional dividend will not exceed U.S.$60 million in any year. The Letter Agreement further provides that the Preferred Stock will be perpetual, and will be redeemable by Strategy Holding, at its option, for an amount equal to U.S.$700 million plus accrued and unpaid dividends.

The Investor will pay the purchase price for the Preferred Stock by issuing to Strategy Holding a promissory note (the “Note”) in the principal amount of U.S.$700 million. The Note will have a term of ten years, bear an annual interest rate of 3%, and will be collateralized by U.S.$900 million worth of marketable assets. Strategy Holding has agreed to contribute the assets underlying the Note to SIL, in an effort to increase the statutory capital base of SIL. We believe that the assets underlying the Note qualify as additional statutory capital for SIL under the Barbados Exempt Insurance Act, and the Letter Agreement requires SIL, within sixty (60) days from the execution and delivery of the Letter Agreement, to make an application to the Barbados Supervisor of Insurance for a ruling confirming the same. In the event the Barbados Supervisor of Insurance does not provide a favorable ruling within ninety (90) days from the submission of the application by SIL, then either Grupo Lakas or we may opt out of, and unwind, any and all agreements entered into relating to the Investment.

As additional consideration for making the Investment, we agreed to issue to Grupo Lakas or its assigns warrants to acquire approximately 7 million shares of our common stock, exercisable for a period of two (2) years from the issue date at an exercise price of $1.75 per share. We agreed that the Investor will have a right to demand registration of shares of our common stock underlying the warrants if such shares are not registered within one (1) year from their issuance date. We further agreed to pay a fee to Grupo Lakas or its designees in the amount of U.S.$2 million within ninety (90) days of receipt by SIL of the above ruling from the Barbados Supervisor of Insurance. Separately, the Letter Agreement provides that, in connection with the Investment, for as long as more than 50% of the Preferred Stock remains outstanding, the holder of the Preferred Stock will be entitled to appoint two directors to our board of directors.

Consummation of the Investment is subject to the preparation and execution of the definitive documentation for the Investment and the other transactions contemplated by the Letter Agreement, as well as receipt of favorable ruling from the Barbados Supervisor of Insurance as described above.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Letter Agreement, dated October 25, 2005, between Strategy International Insurance Group, Inc. and Grupo Lakas S.A.

99.2	Press release of Strategy International Insurance Group, Inc., dated October 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

Date: October 28, 2005	By:	/s/ Stephen Stonhill
Name: Stephen Stonhill
Title: Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Number	Description

99.1	Letter Agreement, dated October 25, 2005, between Strategy International Insurance Group, Inc. and Grupo Lakas S.A.

99.2	Press release of Strategy International Insurance Group, Inc., dated October 26, 2005.